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                                                                 EXHIBIT 1





                   PARCEL, MAURO, HULTIN & SPAANSTRA, P.C.
                               ATTORNEYS AT LAW
                                  SUITE 3600
                            1801 CALIFORNIA STREET
                         DENVER, COLORADO  80202-2636
                           TELEPHONE (303) 292-6400
                           TELCOPIER (303) 295-3040




                                 June 12, 1996


Dakota Mining Corporation
410 Seventeen Street, Ste. 2450
Denver, CO  80202


Gentlemen:

     In connection with the Registration Statement on Form S-8, being filed by Dakota Mining Corporation (the "Company") with the Securities and
Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an additional 1,606,446 shares, of the Company's Common Stock, no par value, offered under the Company's Share Incentive Plan (the "Plan"), we are of the opinion that:

     1. The Company is a validly organized and existing corporation under the laws of Canada.

     2. All necessary corporate action has been duly taken to authorize the establishment of the Plan and the issuance of an additional 1,606,446 shares of the Company's Common Stock under the Plan; and

     3. The shares of the Company's Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable shares of the Common Stock of the Company.

     In rendering this opinion we have relied on the opinion to the undersigned dated June 11, 1996 rendered by McCarthy Tetrault, Canadian counsel to the Company, as to all matters governed by the laws of Canada.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement referred to above.


                                       Very truly yours,

                                       Parcel, Mauro, Hultin & Spaanstra, P.C.